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                                                                  Exhibit 9(c)

                ADDENDUM TO PROXY AGREEMENT/SHAREHOLDER AGREEMENT

         THIS ADDENDUM TO PROXY AGREEMENT/SHAREHOLDER AGREEMENT is made and entered into as of the 10th day of February, 1999, by and among MICHAEL W. GULLION ("Gullion"), ALLEN D. PETERSEN ("Petersen"), WILLIAM F. WRIGHT ("Wright") and THE LIFEBOAT FOUNDATION (the "Foundation").

         WITNESSETH:

         1. Existing Proxy Agreement/Shareholder Agreement. Gullion, Petersen and Wright previously entered into a Proxy Agreement/Shareholder Agreement regarding certain voting rights in connection with stock owned by Petersen and Wright, respectively, in Gold Banc Corporation, Inc. The Foundation became a party thereto as a result of the assignment of shares of stock in Gold Banc Corporation, Inc. to the Foundation by Petersen and the execution of a Consent and Agreement by the Foundation and Gullion on May 28, 1997. Such Proxy Agreement/Shareholder Agreement and such Consent and Agreement are collectively referred to herein as the "Agreement".

         2. Amendment of Section 7 of the Agreement. Section 7 of the Agreement shall be amended by deleting therefrom the second sentence of such section and inserting in lieu thereof the following:

                  Likewise, if at any time during the ten (10) year term from the Effective Date, Gullion for any reason ceases to be Chairman and Chief Executive Officer of the Corporation, then the proxy rights referenced in Section 2 above shall terminate concurrent with the date he ceases to serve as Chairman and Chief Executive Officer of the Corporation, but the rights of first refusal set forth above shall remain in full force and effect for the duration of the term of the Agreement.

         3. Remainder of Agreement Unchanged. Except as modified herein and consistent with the terms of such modification, the terms of the Agreement shall remain in full force and effect and for said purpose the terms thereof are incorporated herein by reference.

         IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.


/s/ Michael W. Gullion                              /s/ Allen D. Petersen
-----------------------------                      ----------------------------
Michael W. Gullion                                  Allen D. Petersen



/s/ William P. Wright                              THE LIFEBOAT FOUNDATION
------------------------------
William P. Wright

                                                   By:  /s/ Jeremy Hobbs
                                                      -------------------------
                                                        Jeremy Hobbs, Secretary